Filed Pursuant to Rule 424(b)(3)
Registration No. 333-273752

PROSPECTUS SUPPLEMENT NO. 25
(to prospectus dated September 12, 2023)

NAUTICUS ROBOTICS, INC.
Up to 1,890,066 Shares of Common Stock
___________________________________

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 12, 2023 (the “Prospectus”), with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 15, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale or other disposition from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of up to an aggregate 1,890,066 shares (“Resale Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of Nauticus Robotics, Inc., a Delaware corporation (the “Company” and, together with the Selling Securityholders, the “RRA Parties”). The Resale Shares were issued to the Selling Securityholders pursuant to and in consideration of the RRA Parties’ agreements set forth in the RRA Amendment (as defined in the Prospectus), including with respect to and in full satisfaction of certain liquidated damages provided for under the RRA (as defined in the Prospectus).

We will bear all costs, expenses and fees in connection with the registration of the Resale Shares and will not receive any proceeds from the sale of the Resale Shares. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales (if any) of the Resale Shares.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, any may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “KITT.” The closing price of our Common Stock on January 16, 2025 was $2.22 per share.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 6.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 17, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 15, 2025
NAUTICUS ROBOTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40611	87-1699753
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
17146 Feathercraft Lane, Suite 450, Webster, TX 77598
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (281) 942-9069
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KITT	The Nasdaq Stock Market LLC
Warrants	KITTW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders

On January 15, 2025, Nauticus Robotics, Inc. (the "Company") held a special meeting of stockholders (the "Meeting"). At the Meeting, the Company's stockholders (1) approved, pursuant to Nasdaq Rule 5635, the issuance of shares of the Company’s common stock upon the conversion of shares of the Series A Convertible Preferred Stock, issued pursuant to the Second Amendment and Exchange Agreement dated November 4, 2024 between the Company, ATW Special Situations I, LLC, Material Impact Fund II, L.P. and SLS Family Irrevocable Trust (the “Exchange Agreement”) and the corresponding Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock (the “Nasdaq Stock Issuance Proposal (Preferred Stock)”); (2) approved, pursuant to Nasdaq Rule 5635, the issuance of shares of the Company’s common stock upon the conversion of debt under the Company's Original Issue Discount Senior Secured Convertible Debentures Due September 9, 2026, issued pursuant to that certain Securities Purchase Agreement, dated as of November 4, 2024, by and among the Company, and ATW Special Situations I LLC (the “Securities Purchase Agreement”) (the “Nasdaq Stock Issuance Proposal (Debenture)”); and (3) approved a proposal to adjourn the Meeting to a later date or date to permit further solicitation and vote of proxies, if necessary or appropriate. While a majority of votes cast were in favor of a proposal to increase the authorized shares of the Company's common stock from 625,000,000 to 5,000,000,000 (the “Authorized Share Amendment”), the proposal did not reach the required threshold of a majority of all issued and outstanding common stock, and was therefore not approved.

A total of 3,676,638 shares of common stock of the Company attended the Meeting by proxy or in person, representing 57.39% of the Company's outstanding common stock entitled to vote as of November 4, 2024, the record date of the Meeting. The results of the voting were as follows:

Proposal 1: To approve, pursuant to Nasdaq Rule 5635, the issuance of shares of the Company’s common stock upon the conversion of shares of the Series A Convertible Preferred Stock, issued pursuant to the Exchange Agreement and the corresponding Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock (the “Nasdaq Stock Issuance Proposal (Preferred Stock)”)

For	Against	Abstain	Broker Non-Votes
1,692,753	629,740	20,441	1,333,704

Proposal 2: To approve, pursuant to Nasdaq Rule 5635, the issuance of shares of the Company’s common stock upon the conversion of debt under its Original Issue Discount Senior Secured Convertible Debentures Due September 9, 2026, issued pursuant to the Securities Purchase Agreement (the “Nasdaq Stock Issuance Proposal (Debenture)”)

For	Against	Abstain	Broker Non-Votes
1,698,250	624,641	20,043	1,333,704

Proposal 3: To approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, one or more of the other proposals to be voted on at the Special Meeting.

For	Against	Abstain
2,770,421	821,375	84,842

Proposal 4: To approve the proposed Authorized Share Amendment of the Company's Second Amended and Restated Certificate of Incorporation to increase the number of shares of authorized Common Stock from 625,000,000 to 5,000,000,000.

For	Against	Abstain
1,362,788	558,292	1,755,558

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 15, 2025	Nauticus Robotics, Inc.

	By:	/s/ John Symington
		Name:	John Symington
		Title:	General Counsel